Exhibit 99.2

Rezolute Announces Pricing of Public Offering of $55 million of Common Stock and Pre-Funded Warrants, and Concurrent Registered Direct Offering

REDWOOD CITY, Calif., October 13, 2021 (GLOBE NEWSWIRE) – Rezolute, Inc. (Nasdaq: RZLT) (“Rezolute” or the “Company”), a clinical-stage biopharmaceutical company developing transformative therapies for metabolic diseases associated with chronic glucose imbalance, today announced the pricing of an underwritten public offering of 6,030,847 shares of its common stock at a public offering price of $6.50 per share and of pre-funded warrants to purchase 1,661,461 shares of its common stock at a public offering price of $6.49 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.01 per share exercise price for each pre-funded warrant.

In addition, Rezolute today announced the pricing of its concurrent registered direct offering to certain institutional investors that are current shareholders, of 769,231 shares of its common stock at a public offering price of $6.50 per share.

The aggregate gross proceeds to Rezolute from the offerings are expected to be approximately $55 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Rezolute. All shares of common stock and pre-funded warrants to be sold in the underwritten public offering and all shares of common stock to be sold in the registered direct offering will be offered by Rezolute. In addition, Rezolute has granted the underwriters a 30-day option to purchase up to an aggregate of 1,153,845 additional shares of its common stock in the underwritten public offering at the public offering price of $6.50 per share, before underwriting discounts and commissions. The offerings are expected to close on or about October 15, 2021, subject to satisfaction of customary closing conditions, but the closing of the underwritten public offering is not contingent upon the closing of the registered direct offering.

Rezolute intends to use the net proceeds from both offerings to fund clinical research and development and for working capital and general corporate purposes.

Oppenheimer & Co. Inc. is acting as the sole bookrunning manager with Roth Capital Partners acting as co-manager for the underwritten public offering. The registered direct offering is being made without an underwriter, placement agent, broker, or dealer.

The offerings are being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-251498) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on June 23, 2021. A preliminary prospectus supplement and accompanying prospectus related to the underwritten public offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. A final prospectus supplement and accompanying prospectus relating to both offerings will be filed with the SEC. When available, copies of the preliminary prospectus supplement and accompanying prospectus relating to the underwritten public offering may be obtained from: Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Rezolute, Inc.
Rezolute is developing transformative therapies for metabolic diseases related to chronic glucose imbalance. The Company’s lead clinical asset, RZ358, is in Phase 2b development for treatment of congenital hyperinsulinism (HI), a rare pediatric endocrine disorder. The Company is also developing RZ402, an orally available plasma kallikrein inhibitor, for the treatment of diabetic macular edema. For more information, visit www.rezolutebio.com or follow us on Twitter.

Forward-Looking Statements
This release, like many written and oral communications presented by Rezolute and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Rezolute, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. These statements include, but are not limited to, the offerings. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Important factors that may cause such a difference include, but are not limited to, market risks and uncertainties, the satisfaction of customary closing conditions for an offering of securities, and any other factors discussed in Rezolute’s filings with the SEC, including the Risk Factors contained in the Rezolute’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.

Media and Investor Contact

Argot Partners

rezolute@argotpartners.com

212-600-190